EXHIBIT 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

GVC VENTURE CORP.

(Pursuant to Sections 245 and 242 of the General
Corporation Law of the State of Delaware)

GVC VENTURE CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby, pursuant to the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware, amend and restate in its entirety the Corporation’s Certificate of Incorporation.  The Certificate of Incorporation of the Corporation was originally filed on December 9, 1986 and the name under which the Corporation was originally incorporated was Grow Ventures Corp.  The amendments and additions made by this Restated Certificate of Incorporation have been duly authorized by the Board of Directors of the Corporation and approved by written consent of the stockholders of the Corporation, all in conformity with the provisions of the General Corporation Law of the State of Delaware.  This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware.

The Corporation’s Certificate of Incorporation is hereby superseded by the following Restated Certificate of Incorporation.

FIRST: The name of the corporation (the “Corporation”) is Halo Companies, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business and the purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be now or hereafter organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of which the Corporation shall have authority to issue is Three Hundred Seventy-Six Million (376,000,000), of which Three Hundred Seventy-Five Million (375,000,000) shall be Common Stock with a par value of $0.001 per share, and One Million shall be Preferred Stock with a par value of $0.001 per share.

No holder of any shares of any class of stock of the Corporation now or hereafter authorized shall have any pre-emptive right or be entitled as a matter of right as such holder to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized or any securities convertible into or exchangeable for any such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, securities, warrants or other instruments are now or hereafter authorized or issued and thereafter acquired by the Corporation.

A description of the different classes of stock of the Corporation and the manner of determining the designations and number of series of Preferred Stock and the relative voting, dividend, liquidation and other rights, preferences and limitations of each such series are as follows:

 (a)           Preferred Stock.  The Board of Directors is hereby empowered to cause the Preferred Stock to be issued from time to time for such consideration as it may from time to time fix, and to cause such Preferred Stock to be issued in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.  Each such series of Preferred Stock shall be distinctly designated.  Except in respect of the particulars fixed by the Board of Directors for each series as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical.  All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.  The voting rights, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular series of Preferred Stock so designated by the Board of Directors, the voting powers of such series, if any, and the designations, preferences and relative, participating. optional and other special tights and the qualifications, limitations and restrictions thereof, if any, for such series, including without limitation the following:

(1)   The distinctive designation of and the number of shares of Preferred Stock which shall constitute. such series; provided that such number may be increased (except where otherwise provided by the Board of Directors and in any case not above the number of authorized but then unissued shares thereof) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(2)   The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other series of Preferred Stock or any other class of stock of the Corporation and whether such dividends shall be cumulative or non-cumulative;

(3)   The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class of stock or any series of any class of stock of the Corporation and the terms and conditions of such conversion or exchange;

(4)   Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such series may be redeemed;

(5)   The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(6)   The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

(7)   The voting powers, if any, of the holders of such series of the Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with any other series of the Preferred Stock as a class, (i) to vote more or less than one vote per share on any or all matters voted upon by the stockholders, and (ii) to elect one or more directors of the Corporation if there has been a default in the payment of dividends on any one or more series of the Preferred Stock or under such other circumstances and upon such other conditions as the Board of Directors may fix.

Except as otherwise provided in this Restated Certificate of Incorporation, the Board of Directors shall have authority to authorize the issuance, from time to time, without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class or series) as the Board of Directors from time to time in its discretion lawfully may determine.  Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.

(b)           Series Z Preferred Stock.  This subparagraph (b) of this Article FOURTH is intended to fully incorporate the terms of, and be a successor to, that certain Certificate of Designation of Series Z Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on September 30, 2009.  The powers, designations, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions of the Corporation’s Series Z Convertible Preferred Stock are hereby fixed as set forth below:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by its Certificate of Incorporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1.   Designation.  The series of preferred stock established hereby shall be designated “Series Z Convertible Preferred Stock” (and shall be referred to herein as the “Series Z Preferred Shares”).

2.   Number.  The authorized number of Series Z Preferred Shares shall be one million (1,000,000).  The number of shares of Series Z Preferred Stock may be decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of Series Z Preferred Shares to less than the number of shares then issued and outstanding.  In the event any Series Z Preferred Shares shall be converted pursuant to Section 7, (i) the Series Z Preferred Shares so converted shall be retired and cancelled and shall not be reissued and (ii) the authorized number of Series Z Preferred Shares set forth in this Section 2 hereof shall be automatically reduced by the number of Series Z Preferred Shares so converted and the number of shares of the Corporation’s undesignated Preferred Stock shall be deemed increased by such number.

3.   Rank.  The Series Z Preferred Shares shall, with respect to dividend rights, rank on a parity with the Corporation’s Common Stock, having the entitlement to the dividends provided in Section 5.  The Series Z Preferred Shares shall, with respect to rights upon the occurrence of a Liquidation Event (as defined in Section 6 below), rank senior to the Corporation’s Common Stock to the extent of $.001 per Series Z Preferred Share and on a parity with the Corporation’s Common Stock as to amounts in excess thereof as provided in Section 6.  The Series Z Preferred Shares shall rank (a) senior to any other class or series of capital stock of the Corporation hereafter created specifically ranking junior to the Series Z Preferred Shares as to the payment of dividends and/or rights upon the occurrence of a Liquidation Event (collectively, “Junior Stock”); (b) on a parity with any class or series of capital stock of the Corporation hereafter created specifically ranking on parity with the Series Z Preferred Shares as to the payment of dividends and/or rights upon the occurrence of a Liquidation Event (collectively, “Parity Stock”), and (c) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking senior to the Series Z Preferred Shares as to the payment of dividends and/or rights upon the occurrence of a Liquidation Event (collectively, “Senior Stock”).

4.   Voting Rights.  The holders of Series Z Preferred Shares shall vote together with the holders of the Common Stock as a single class on all matters submitted to the holders of Common Stock, with each holder of Series Z Preferred Shares having one vote for each share of Common Stock into which such holder’s Series Z Preferred Shares would be converted if converted immediately prior to the record date for determining holders of Common Stock entitled to vote on such matters (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue).  In addition to such voting rights and such voting rights specifically afforded to holders of a series preferred stock to vote as part of a class or series thereof under the Delaware General Corporation Law (the “DGCL”), without the affirmative vote of the holders (acting together as a separate class) of at least a majority of Series Z Preferred Shares at the time outstanding given in person or by proxy at any annual or special meeting, or, if permitted by law, in writing without a meeting, the Corporation shall not alter, change, amend or repeal the voting rights or the powers, preferences or rights of the Series Z Preferred Shares.

5.   Dividends.  The Series Z Preferred Shares shall not be entitled to receive a dividend, except as provided in this Section 5.  In the event that the Corporation declares or pays any dividends upon its Common Stock (whether payable in cash, securities or other property), other than dividends payable to holders of Common Stock solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of its Series Z Preferred Shares at the same time that it declares and pays such dividends to the holders of its Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series Z Preferred Shares had all of the outstanding Series Z Preferred Shares been converted immediately prior to the record date for determining holders of Common Stock entitled to such dividend (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) or, if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends is to be determined.  As long as any Series Z Preferred Shares remain outstanding, no dividends shall be declared on any stock ranking junior as to the payment of dividends without the consent in writing of holders of at least a majority of the Series Z Preferred Shares then outstanding.  No dividend shall be declared, paid or set aside on Common Stock or any class or series of capital stock ranking on a parity with Series Z Preferred Stock with respect to dividends unless the dividend provided herein for Series Z Preferred Stock is declared, paid or set aside; provided, however, that dividends on Common Stock and any other class or series of capital stock ranking on a parity as to dividends with shares of Series Z Preferred Stock shall be declared, set aside and paid pro rata so that the amount of dividends declared, set aside and paid per share on Series Z Preferred Stock and per share of such other class or series of capital stock shall in all cases bear to each other the same ratio that their respective dividend entitlements bear to each other.

6.   Liquidation Right and Preference.  In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of Series Z Preferred Shares shall be entitled to receive in cash, out of the assets of the Corporation available for distribution to stockholders, an amount per share for each outstanding Series Z Preferred Share equal to $0.001 (the “Liquidation Value”) after any payments shall be made or any assets shall be distributed to the holders of Senior Stock, but before any payments shall be made or any assets shall be distributed to the holders of any class of Common Stock of the Corporation or any Junior Stock.  After payment of the full Liquidation Value to which holders of Series Z Preferred Shares are entitled, the holders of the Series Z Preferred Shares shall be entitled to receive the amount which would have been payable in any distribution of assets of the Corporation with respect to Common Stock issuable upon conversion of the Series Z Preferred Shares had all of the outstanding Series Z Preferred Shares been converted immediately prior to the Liquidation Event (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue).  As long as any Series Z Preferred Shares remain outstanding, no amounts shall be paid upon Liquidation Event to any Junior Stock without the consent in writing of holders of at least a majority of the Series Z Preferred Shares then outstanding.  If, upon any Liquidation Event, the assets of the Corporation are insufficient to pay the Liquidation Value to which the holders of such Series Z Preferred Shares, the holders of Parity Stock and holders of  Common Stock to the extent provided herein are entitled, the holders of such Series Z Preferred Shares, Parity Stock and Common Stock to the extent provided herein shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled.  Neither the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the assets of the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

7.   Conversion.

(a)   Conversion Rate.  The Series Z Preferred Shares shall be initially convertible into Common Stock at the rate of 340.668384 shares of Common Stock per share of Series Z Preferred Stock (as adjusted pursuant to Sections 8(a) and (b), the “Conversion Rate”), rounded up to the nearest whole share. The shares of Common Stock issuable upon conversion of the Series Z Preferred Shares shall be referred to herein as the “Conversion Shares.”  The Conversion Rate shall be subject to adjustment pursuant to Sections 8(a) and (b).

(b)   Conversion.  The Series Z Preferred Shares may not be converted until such time after the date hereof as the Corporation shall have effected an Authorized Share Increase (as hereinafter defined).  At such time as an Authorized Share Increase has become effective under all applicable provisions of the DGCL and the Corporation’s Certificate of Incorporation (the “Automatic Conversion Date”), the Series Z Preferred Shares shall, automatically and without any action on the part of the holders thereof, convert into a number of fully paid and nonassessable shares of Common Stock based on the Conversion Rate then in effect. The term “Authorized Share Increase” shall mean that the Corporation shall have amended its Certificate of Incorporation so as to increase the number of shares of Common Stock (whether by increasing the total number of authorized shares of Common Stock or combining the outstanding shares of Common Stock into a smaller number of shares or both) such that there exists a sufficient number of shares of Common Stock (after giving effect to any increase and/or combination of outstanding shares of Common Stock that the Corporation may implement) to enable all of the authorized number of Series Z Preferred Shares to be converted at the Conversion Rate then in effect.

(c)   Conversion Mechanics.  Upon the Automatic Conversion Date, the rights of each holder of Series Z Preferred Shares (other than the right to receive shares of Common Stock upon conversion of the Series Z Preferred Shares pursuant to the terms hereof, as such holder) shall cease and such holder shall be treated for all purposes as the record holder of the Conversion Shares.  As promptly as practicable on or after the Automatic Conversion Date, the Corporation shall issue and cause to be mailed or delivered to such holder a notice stating that the Automatic Conversion Date has occurred and that the Series Z Preferred Shares have been deemed to have been converted in accordance with this Section 7. Upon the occurrence of an automatic conversion of the Series Z Preferred Shares pursuant to this Section 7, the holders of the Series Z Preferred Shares shall surrender to the Corporation the certificates representing the Series Z Preferred Shares for which such conversion has occurred and the Corporation shall, upon receipt of such certificate(s), cause its transfer agent to deliver the shares of Common Stock issuable upon such conversion to the holder promptly following the holder’s delivery of the applicable Series Z Preferred Share certificate(s).  The Corporation shall not be obligated to issue the shares of Common Stock issuable upon such conversion, however, unless certificates evidencing such Series Z Preferred Shares are either delivered to the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an affidavit or agreement satisfactory to the corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(d)   Reservation of Shares Issuable Upon Conversion.  The Corporation shall, at all times following the Authorized Share Increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series Z Preferred Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Z Preferred Shares; and, if at any time following the Authorized Share Increase, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series Z Preferred Shares, the Corporation will, as soon as practicable, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

8.   Other Terms of Series Z Preferred Shares.

(a)   Stock Split, Stock Dividend, Recapitalization, etc.  If the Corporation, at any time while any Series Z Preferred Shares are outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, then the Conversion Rate in effect immediately prior thereto shall be adjusted to the nearest six decimal places by the Corporation’s Board of Directors so that, upon the happening of such event, the holder of any Series Z Preferred Shares thereafter surrendered for conversion shall be entitled to receive, as nearly as is practicable, the number of shares of Common Stock or other capital stock which such holder would have owned or have been entitled to receive immediately after the happening of any of the events described above had such Series Z Preferred Shares been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier.  Any adjustment made pursuant to this Section 8(a) shall become effective at the time of a distribution in the case of clauses (i) and (ii) above and the effective date of the event in the case of clauses (iii) and (iv) above.

(b)   No Impairment.  Unless approved in accordance with Section 4 hereof, the Corporation will not, by amendment of its Certificate of Incorporation or this Certificate of Designation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect against impairment of the conversion rights described in Section 7 to of the holders of the Series Z Preferred Shares.

(c)   Notices of Record Date.  In the event that the Corporation shall propose at any time:

(i)	to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus (for avoidance of doubt, the foregoing phrase does not include any event specified in clauses (i), (ii) and (iii) of Section 8(a));

(ii)	to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)	to merge with or into any other corporation (other than a merger in which the holders of the outstanding voting equity securities of the Corporation immediately prior to such merger will hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such merger), or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Series Z Preferred Stock:

(1)   at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution referred to in clause (i) above (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above; and

(2)   in the case of the matters referred to in (ii) and (iii) above, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series Z Preferred Shares at the address for each such holder as shown on the books of the Corporation and shall be deemed given when so mailed.

9.   Preemptive Rights.  Holders of Series Z Preferred Shares shall have no preemptive rights with respect to any future issuances of securities by the Corporation.

10.        Loss, Theft, Destruction of Series Z Preferred Shares.  Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing Series Z Preferred Shares and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series Z Preferred Shares, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates representing Series Z Preferred Shares, new certificates representing Series Z Preferred Shares of like tenor.

 (c)           Common Stock.  The Common Stock shall be subject to the prior rights of the holders of the Preferred Stock as set forth above.

At every meeting of the stockholders, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his name on the books of the Corporation.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of Preferred Stock and to the holders of outstanding shares of any other class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or purchase fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of the shares of Preferred Stock and any other class having preference over the Common Stock in the event of liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled, the holders of the Common Stock, and of any class or series of stock entitled to participate therewith, in whole or part, as to distributions of assets, shall be entitled to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:

(1)   The Corporation may amend, alter, change or repeal any provisions contained in this Restated Certificate of Incorporation or in any amendment thereto, in the manner now or hereafter prescribed by law.  The Board of Directors shall have the power, concurrent with the power of the stockholders, to make, alter, amend and repeal the By-Laws of the Corporation.  Any By-Laws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.

(2)   Board of Directors

(a)   Number, Term of Office, Classification - The business and affairs of the Corporation shall be managed by the Board of Directors.  The number of directors (exclusive of directors, if any, elected by the holders of one or more series of Preferred Stock, which may at any time be outstanding, voting separately as a class) shall be not fewer than 3 nor more than 12, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.

(b)   Vacancy, Removal, Nomination - Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directorship to be filled by reason of an increase in the number of directors and any other vacancy on the Board of Directors, however caused, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  Any director so elected to fill a vacancy shall hold office until his or her successor shall have been elected and qualified.

No person shall be eligible for election as a director at any annual or special meeting of stockholders unless such person was nominated by action of the Board of Directors or a written request that his or her name be placed in nomination is received from a stockholder of record by the Secretary of the Corporation not less than sixty (60) days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation and the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH applicable thereto.  During the terms of office of such directors, the Board of Directors shall consist of such directors in addition to the number of directors determined as provided in subparagraph (a) of this paragraph 2.

(3)   The By-Laws may prescribe the number of directors necessary to constitute a quorum and such number may be less than a majority of the total number of directors, but shall not be less than one-third of the total number of directors.

    SIXTH: (1)            In addition to any affirmative vote required by law or this Restated Certificate of Incorporation or the By-Laws of the Corporation, a Business Combination (as hereinafter defined) shall be approved by the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class.  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

(2)   The provisions of paragraph 1 of this Article SIXTH shall not be applicable to any particular Business Combination, and such Business Combination need be approved by only such affirmative vote, if any, as is required by law or by any other provision of this Restated Certificate of Incorporation or the By-Laws of the Corporation, or any agreement with any national securities exchange, if the Business Combination shall have been approved (whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Interested Stockholder, as hereinafter defined, to become an Interested Stockholder) by a majority of the Continuing Directors (as hereinafter defined).

(3)   The following definitions and interpretations shall apply with respect to this Article SIXTH.

(a)   The term “Business Combination” shall mean:

1.   any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other company (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder; or

2.   any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other agreement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of an Interested Stockholder involving any assets, securities or commitments of the Corporation, any Interested Stockholder, any Subsidiary of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

3.   the adoption of any plan or proposal for the liquidation or dissolution of the Corporation which is voted for, approved or consented to by any Interested Stockholder; or

4.   any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

5.   any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (1) to (4).

(b)   The term “Capital Stock” shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Restated Certificate of Incorporation, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

(c)   The term “person” shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

(d)   The term “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan for the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (i) is the beneficial owner of Voting Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (ii) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; provided, however, that notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, Halo Companies, Inc. or its successors in interest shall not be deemed an Interested Stockholder as defined in this Article SIXTH.

(e)   A person shall be a “beneficial owner” of any Capital Stock (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock.  For the purposes of determining whether a person is an Interested Stockholder pursuant to subparagraph (d) of this paragraph 3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this subparagraph (e) of paragraph 3, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise.

(f)   The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on the date that this Article SIXTH is approved by the Board (the term “registrant” in such Rule 12b-2 meaning in this case the Corporation).

(g)   The term “Subsidiary” means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for purposes of the definition of Interested Stockholder set forth in subparagraph (d) of this paragraph 3, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

(h)   The term “Continuing Director” means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

(4)   A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article SIXTH, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, and (c) whether a person is an Affiliate or Associate of another. Any such determination made in good faith shall be binding and conclusive on all parties.

(5)   Nothing contained in this Article SIXTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

(6)   Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Restated Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with this Article SIXTH.

SEVENTH:   Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH:        (1)           Each person who at any time is or was an officer or director of the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is an officer or director of the Corporation or serves or served at the request of the Corporation as an officer, director, employee, member, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding to the full extent permitted by the General Corporation Law of the State of Delaware.

(2)   The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, member, employee, trustee or agent and shall inure to the benefit of heirs, executors and administrators of such person.

(3)   The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article EIGHTH or of the General Corporation Law of the State of Delaware.

NINTH:          No person who is or was a director of the Corporation shall be personally liable to the Corporation  or its stockholders for monetary damages for breach of fiduciary duty as a director unless, and only to the extent that, such director is liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.  No amendment to, repeal or adoption of any provision of this Restated Certificate of Incorporation inconsistent with this article shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision.

 IN WITNESS WHEREOF, GVC Venture Corp. has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer on this ___ day of __________, 2009.

GVC Venture Corp.

By:          _____________________________
Brandon Cade Thompson
Chief Executive Officer